UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2014

COMMAND CENTER, INC.
(Exact name of registrant as specified in its charter)

Washington	000-53088	91-2079472
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3901 N. Schreiber Way, Coeur d’Alene, Idaho	83815
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code: 208-773-7450

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Officer. Effective on September 2, 2014, Ralph E. Peterson resigned as Command Center, Inc.’s (“Command Center”) interim Principal Accounting Officer to resume his retirement. There is no disagreement with Mr. Peterson on any matter relating to the Company’s operations, policies or practices. Mr. Peterson will continue his affiliation with the Company as Director Emeritus.

Mr. Peterson has not had any material direct or indirect interest in any of our transactions since the beginning of the Company’s last fiscal year or in any currently proposed transaction.

(c) Appointment of Officer. On September 2, 2014, Command Center’s Board of Directors (the “Board”) named Jeff Wilson as Command Center’s Chief Financial Officer.

The Board believes that Mr. Wilson will bring to Command Center strong financial management experience with international public and private companies, as demonstrated in prior executive-level positions.  Jeff Wilson, age 53, has been a director of Command Center, Inc., since September 21, 2010.  Since March 2013, Mr. Wilson has served as Chief Financial Officer of Acumatica, a privately-held cloud based ERP provider based in Kirkland, Washington.  Prior to joining Acumatica, since April 2006, Mr. Wilson served as the Chief Financial Officer of Microvision, Inc., a publicly-traded technology company. Prior to this appointment, he had served as Microvision's Controller and Principal Accounting Officer since August 1999. Prior to Microvision, he held senior finance and accounting positions with Siemens Medical Systems, and earlier in his career Wilson served as a manager at PricewaterhouseCoopers. He is a CPA and holds a Bachelor of Science in Accounting from Oklahoma State University.

In connection with Mr. Wilson’s appointment on September 2, 2014, Command Center and Mr. Wilson entered into an Executive Employment Agreement (the “Agreement”).  The Agreement was approved by Command Center’s Board.

A summary of the key terms of the Agreement entered into with Mr. Wilson is as follows:

●	Mr. Wilson’s base salary will be $200,000, with an annual bonus opportunity under the terms and conditions of the Executive Bonus Plan. Mr. Wilson is not guaranteed the payment of any annual bonus.
●	Mr. Wilson is also entitled to certain relocation expenses, travel and expense reimbursement, professional membership expenses, education expenses, and vacation.
●

As of the date of the Agreement, Mr. Wilson will be entitled to an initial grant of unvested options to acquire 500,000 shares of common stock. The options will vest in four equal annual installments of 125,000 shares, beginning on the Vesting Commencement Date as set forth in the Notice of Stock Option Award.

Mr. Wilson is also granted two performance stock awards, each in the amount of 100,000 shares of restricted common stock, to vest in accordance with the terms of the Agreement.

●
In the event of a change in control (as defined in the Agreement), Mr. Wilson will continue to receive his base salary and annual bonus for 12  months after termination, together with vesting of all options and stock awards granted pursuant to the Agreement.  In the event of termination without cause (as defined in the Agreement), Mr. Wilson would continue to receive his Base Salary for 12 months following termination.

●	Noncompetition and confidentiality provisions are applicable under the Agreement.

●
The Agreement was effective September 2, 2014 and continues for one year unless sooner terminated (the “Employment Term”).  On September 2, 2015, the Employment Term will automatically be extended for an additional year unless either party gives written notice of intention not to extend the Employment Term.  Either Command Center or Mr. Wilson can terminate the Agreement at any time upon notice.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of such Agreement (a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K).

As Chief Financial Officer, Jeff Wilson will continue as a member of the Board of Directors, but not as a member of the Audit Committee.

There are no transactions, or a series of similar transactions, or any currently proposed transactions, or a series of similar transactions, to which the Company was or is to be a party, in which the amount exceeds $120,000, and in which Mr. Wilson had, or will have a direct or indirect material interest. Mr. Wilson has no family relationships with any director or executive officers.

Item 9.01  Financial Statements and Exhibits

The Company’s press release dated September 3, 2014 announcing the appointment of Jeff Wilson is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is attached hereto.

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

(d) Exhibits

10.1	Executive Employment Agreement, dated September 2, 2014, between the Registrant and Jeff Wilson

99.1	Press Release issued by the Company on September 3, 2014

This Form 8-K may include statements that are “forward-looking statements.” There are risks that the Company faces that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. There also may be additional risks that the Company does not presently know or that it currently believes are immaterial which could also impair its business and results of operations. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Annual Report on Form 10-K for the year ended December 28, 2011 filed with the SEC on April 9, 2012, and any subsequent filings with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Command Center, Inc.

September 4, 2014	By:	/s/ Ronald L. Junck
Executive Vice President and Secretary